EXHIBIT 10.2

                        Letter of Understanding and Terms

11-01-2000

Dear Mr. Kandis, The following deal points represent the terms of the agreement between EasyWeb, Inc., and Euthenics International, Inc. As a matter of record, I will have an attorney draw up the actual contract in January. We understand the financial situation at Euthenics and our attorney is swamped with year-end business himself. We will do our best to keep the contract fairly simple. In the mean time, Terry Romero will spend whatever time necessary to get your information Technology (IT) in place for the infomercial roll out in January 2001.

     1. EasyWeb, Inc., with the cooperation and assistance of Euthenics staff, will design, develop, and pay for a web site that allows for the sale of Vitalatrim products on the Internet. Initially, the commerce ability of the site will be structured for small volume of several hundred sales per month and a few dozen sales per hour. Euthenics agrees that if more than several hundred sales per month or more than a few dozen sales per hour begin to take place, Euthenics will pay for any hard costs associated with upgrading the commerce capabilities to handle large volume. EasyWeb will design and implement those upgrades and be the exclusive provider of website services for all Euthenics products.
     2. EasyWeb will assist Euthenics in the internal training and implementation of its internal "Mail Order Management" or MOM system. Easyweb will train Euthenics employees on the MOM system by hiring, and paying for, a mutually acceptable consultant who is an expert with regard to MOM. EasyWeb will research the current MOM system that is in place at Euthenics International, and pay for any upgrades and additional MOM software enhancements that may be needed for initial capability coverage of Euthenics infomercial campaign.
     3. EasyWeb will make its best efforts, with the cooperation and assistance of Euthenics staff, to design, and develop an overall management integration system, using MOM, that will allow Euthenics International to download customer data from the various "call centers" that are taking orders for Vitalatrim and other products.
          EasyWeb will create a system that allows that data to integrate directly into the MOM database management feature of MOM. It is understood that Euthenics will be financially responsible for any hardware upgrades needed to handle volume, and that EasyWeb will not be responsible for integration of sales volume beyond the capability of MOM.
     4. EasyWeb, Inc. will avail itself to the management of Euthenics International to assist in all matters with regard to the initial internal IT (Information Technology) systems needed for the initial phases of the infomercial roll-out. EasyWeb will make reasonable efforts to create a working system with any of Euthenics business partners, and vendors. It is the responsibility of Euthenics to employ vendors that will make reasonable efforts to assist EasyWeb, and Euthenics, with regard to the transfer of information. It is the responsibility of Euthenics to make every effort to assist EasyWeb in all efforts to communicate information from business partners of Euthenics, to any Euthenics database. Easyweb will

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          not be responsible for costs  associated  with any  integration  costs needed at the various vendors, or business partners locations.
     5.   Any   additional   services   required  by   Euthenics,   specifically
          spreadsheets as requested, are to be paid for at an hourly rate of $125.00 per hour. EasyWeb reserves the right to employ any outside consultants it deems necessary, at any time during the term of this agreement, and may negotiate any terms it wishes between EasyWeb, and outside consultants.


In return for these services, EasyWeb will receive an ongoing royalty of $.50 cents per bottle not to include any free offers or premiums sold over the Internet by Euthenics, of any Euthenics product, for a period of 5 years. There after the contract will continue on a year-to-year basis. If either party wishes to discontinue this agreement following the initial 5 year term, it may do so by providing its wish to do so, in writing, to be delivered via courier, registered mail, or overnight delivery, at least 30 days prior to the new one year terms annual start date. The annual start date shall be December 1, of the year in question, thereby making the first date of automatic renewal December 1, 2005.

These terms represent the general agreement and shall be incorporated into the final contract between the two Companies to be delivered in the first quarter of 2001,

     Signed



     /s/ David C. Olson                                         Dated 1-17-01
      ---------------------------------------                         -------
     David C. Olson, President, EasyWeb, Inc.




     /s/ Spiro Kandice                                          Dated 1-17-01
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       Spiro Kandice, President, Euthenics International, Inc.